SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                       FORM N-8A
             NOTIFICATION OF REGISTRATION
         FILED PURSUANT TO SECTION 8(a) OF THE
            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    RZ Funds, Inc.

Address of Principal Business Office:

Wilton Executive Campus
15 River Road, Suite 220
Wilton, Connecticut  06897

Telephone number (including area code):  (203) 761-9600

Name and Address of Agent for Service of Process:

Robert Zuccaro
Target Investors, Inc.
Wilton Executive Campus
15 River Road, Suite 200
Wilton, Connecticut  06897

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES  [X]         NO


     Pursuant to the requirements of the Investment
Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wilton and State of Connecticut on the 29th day of October, 1997.


                              By: /s/ Robert Zuccaro
                                ----------------------------
                                Robert Zuccaro, President


Attest:  /s/ Phillip Villhauer
------------------------------
Phillip Villhauer

Title:  Trader